UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ENVIRONMENTAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-3117389
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

One Cate Street, 4th Floor Portsmouth, NH	03801
(Address of principal executive offices)	(ZIP Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered
Common Stock, $0.01 par value per share	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

(title of class)

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement relates to the common stock, $0.01 par value per share (the “Common Stock”), of Environmental Power Corporation (the “Registrant”). Each holder of record of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized. Holders of outstanding shares of Common Stock are entitled to those dividends declared by the board of directors of the Registrant out of legally available funds, and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably the Registrant’s net assets available to the stockholders. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of Common Stock are, and all unissued Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of the Registrant’s Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Item 2. Exhibits.

Number	Description

1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated November 30, 2004)

2	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

SIGNATURE

Pursuant to Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION Date: December 21, 2004

By:	/S/ R. JEFFREY MACARTNEY
R. Jeffrey Macartney, Chief Financial Officer